Exhibit 99.1

Contact:	Investor Relations
ProsoftTraining
602-794-4101
investors@prosofttraining.com

ProsoftTraining Regains Nasdaq Compliance

Phoenix, Arizona – April 29, 2004 - ProsoftTraining (Nasdaq: POSO) today announced that the Nasdaq SmallCap Market has determined that Prosoft has regained compliance with Marketplace Rule 4450(a)(5) concerning the bid price requirement for continued listing. In its communication to the Company, Nasdaq stated that “the closing bid price of the Company’s common stock has been at or greater than $1.00 for at least 10 consecutive trading days. Accordingly, the Company has regained compliance with the Rule and this matter is now closed”.

“We are very pleased to regain compliance with the Marketplace Rule and thus remove the lengthy uncertainty that has existed concerning the listing status of our common stock,” stated Robert Gwin, chairman and CEO of Prosoft.

About ProsoftTraining

ProsoftTraining (NASDAQ: POSO) offers content and certifications to enable individuals to develop and validate critical Information and Communications Technology (ICT) workforce skills. Prosoft is a leader in the workforce development arena, working with state and local governments and school districts to provide ICT education solutions for high school and community college students. Prosoft has created and distributes a complete library of classroom and e-learning courses. Prosoft distributes its content through its ComputerPREP division to individuals, schools, colleges, commercial training centers and corporations worldwide. Prosoft owns the CIW job-role certification program for Internet technologies and the CCNT (Certified in Convergent Network Technologies) certification, and developed and manages the CTP (Convergence Technologies Professional) vendor-neutral certification for telecommunications. To learn more, visit www.ProsoftTraining.com, www.ComputerPREP.com, www.CIWcertified.com and www.CTPcertified.com.

Except for historical information contained herein, the matters discussed in this press release are statements of a forward-looking nature that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include, without limitation, Prosoft’s ability to maintain its Nasdaq SmallCap Market listing in the future, and the other risks and uncertainties outlined in the Company’s filings with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K/A. The Company undertakes no obligation to update this forward-looking information.

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